Exhibit 99.1

News Release	News Release
Magnum Hunter Resources Reports
First Quarter 2013 Financial and Operating Results

First Quarter 2013 Form 10-Q to be filed July 9, 2013
All SEC Annual and Quarterly Reports Current

Houston, TX - (Marketwire) - July 8, 2013 - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today financial and operating results for the three months ended March 31, 2013. Highlights for the three months include the following:

•	Total revenue increased 76% to $98.0 million for the first quarter of 2013, as compared to total revenue of $55.7 million for the first quarter of 2012

•	Adjusted EBITDAX(a) was $55.4 million for the first quarter of 2013, a 63% increase over the first quarter of 2012

•	Recurring net loss(a) of ($0.06) per diluted share for the first quarter of 2013, as compared to recurring net loss of ($0.02) per diluted share, for the first quarter of 2012

•
Production of 13,769 BOEPD and pro forma production(b) of 16,889 BOEPD for the first quarter of 2013, representing a 9% and 34%, increase, respectively, over the actual first quarter production of 2012

(a)	See Non-GAAP Financial Measures and Reconciliations below

(b)	Based on including with actual production 3,120 BOEPD of temporary shut-ins in Appalachia due to pipeline and liquid handling issues

The Company plans to file its Form 10-Q for the quarter ended March 31, 2013 with the Securities and Exchange Commission tomorrow, July 9, 2013.

Financial and Production Results for the Three Months Ended March 31, 2013

Magnum Hunter reported an increase in revenues of 76% to $98.0 million for the three months ended March 31, 2013 compared to $55.7 million for the three months ended March 31, 2012. This increase in revenues was driven primarily by increases in our oil and natural gas liquids production as a result of previous acquisitions, and increased drilling activity in our unconventional resource plays as well as the Company's increased focus on oil and liquids projects during 2012.

The Company reported a net loss of $57.7 million attributable to common shareholders or ($0.34) per basic and diluted common shares outstanding for the three months ended March 31, 2013, compared to a net loss of $17.1 million, or ($0.13) per basic and diluted common shares outstanding for the three months ended March 31, 2012. When adjusted for non-cash and non-recurring expenses of $47.1 million, the Company's recurring net loss attributable to common shareholders for the three months ended March 31, 2013, was $10.6 million or ($0.06) per basic and diluted common shares outstanding (see Non-GAAP Financial Measures and Reconciliations below).

For the three months ended March 31, 2013, Magnum Hunter's Adjusted Earnings Before Interest, Income Taxes, Depreciation, Amortization and Exploration (“Adjusted EBITDAX”) was $55.4 million as compared to $34.0 million for the three months ended March 31, 2012. The increase in Adjusted EBITDAX was primarily due to both an overall production increase and an increased focus on oil and liquids projects which substantially increased oil and natural gas liquids revenues. However, natural gas production shut-ins, higher lease operating expenses per BOE, and higher non-recurring cash general and administrative costs (see Non-GAAP Financial Measures and Reconciliations below) per BOE partially offset the increase. The increase in LOE costs per BOE was primarily due to new oil wells placed on production which generally have higher lease operating costs per BOE than do natural gas wells. General and administrative expenses increased overall during 2013 mainly due to accounting personnel and professional services necessitated by the recent growth of the Company.

Oil and gas production increased 9% for the three months ended March 31, 2013 to 1.239 million barrels of oil equivalent ("MMBoe") or 13,769 barrels of oil equivalent per day (“Boepd”) (61% oil/liquids) as compared to the 1.149 MMBoe or 12,624 Boepd reported for the three months ended March 31, 2012. On a pro forma basis, production increased 34% to 16,889 Boepd including production shut-ins of 3,120 BOEPD as described below. The increase in production was primarily attributable to prior acquisitions, but more importantly, the Company's successful drilling program in its shale plays. In addition, the Company's oil/liquids production mix increased to 61% of overall production in the first quarter of 2013 compared to 35% in the first quarter of 2012. This change is a result of the shift in our capital expenditure program toward an oil and liquids rich development program.

As noted above, in the first quarter of 2013, the Company's production was significantly impacted by production shut-ins in the Appalachian division primarily due to pipeline and liquid handling issues relating to the Company's midstream gathering facilities. These production shut-ins resulted from the presence of significantly greater liquids in the Company's natural gas production than originally anticipated. As a result, Eureka Hunter Pipeline, our midstream subsidiary, was required to re-engineer a portion of its gathering lines. Once Eureka Hunter Pipeline completed the capital project program, production was further delayed due to requirements for new air permits and lengthy delays in obtaining such permits from the State of West Virginia. The production shut-ins negatively impacted first quarter 2013 production by approximately 3,120 Boepd; thus, including the shut-in production volumes, first quarter 2013 production would have been approximately 16,889 Boepd. All liquids handling issues associated with the production of our Marcellus natural gas were resolved in May 2013, and the pipeline is fully operational with all natural gas and natural gas liquids now being processed at MarkWest's Mobley processing facility.

Capital Expenditures and Liquidity

Magnum Hunter's total upstream and midstream capital expenditures, excluding acquisitions and Eagle Ford Shale capital expenditures (which were recouped on April 24, 2013, through purchase price adjustments as a result of the January 1, 2013 effective date of sale) were $75.0 million for the three months ended March 31, 2013. Total upstream capital expenditures were $56.0 million with $31.9 million for the Williston Basin, $21.6 million for the Appalachian region and $2.5 million for the South Texas region. As a result of our Eagle Ford Shale properties sale, the Company reallocated its 2013 upstream capital expenditure budget of $300 million, with $150 million allocated to the Appalachian Basin, almost all of which is allocated to its Marcellus Shale and Utica Shale plays, and $150 million allocated to its Williston Basin/Bakken Shale play. The Company has allocated a significant portion of its 2013 upstream capital budget to the Marcellus Shale and Utica Shale plays to take advantage of its processing capacity which went live in December 2012 at the MarkWest Mobley processing plant. In addition, the Company, in the first quarter of 2013, spent $19.0 million for the expansion of the Eureka Hunter Gas Gathering System.

As a result of the Company's internally generated cash flows and availability under its Senior Revolving Credit Facility, Magnum Hunter has sufficient liquidity to fund its fiscal 2013 upstream capital budget of $300 million. As of June 30, 2013, the Company had total cash liquidity of approximately $310.8 million which is comprised of approximately $45.8 million of cash and $265.0 million of borrowing availability under its Senior Revolving Credit Facility. In addition, the Company currently owns 10 million shares of common stock of Penn Virginia (with current market value of $50.4 million based on the closing price of $5.04 per share as of July 5, 2013). In order to enhance our liquidity and reduce leverage, the Company intends to divest up to $100 - $200 million of non-core assets in 2013 and 2014. The Company also intends to pursue monetizing its ownership in Eureka Hunter Pipeline, its midstream subsidiary, commencing in the third quarter of 2013.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter Resources, commented, “Our management team and Board are pleased to complete this first quarter 2013 financial statement filing. We accomplished this goal within our previously stated thirty day plan. As reflected in this filing, internal control issues are being addressed, and we intend to refocus our time and efforts on growing our production from our substantial asset base with our current drilling plans. Actual production for this first quarter was substantially impacted by shut-ins necessary in our Appalachian Division due to midstream gathering issues. While the problem was troublesome and required additional pigging launchers to be installed due to heavy NGL and liquids production found in our new Marcellus wells current gas stream, this is a good problem in that this should prove beneficial over time with greater overall liquids production. We are confident that our leasehold acreage positions in both the Williston Basin and Marcellus/Utica Shale Plays will reflect great production growth as the year unfolds.”

Non-GAAP Financial Measures

Magnum Hunter defines Adjusted EBITDAX as earnings before (1) exploration and abandonment expense, (2) depreciation, depletion and amortization expense, (3) non-recurring transaction and other expense, (4) impairments of oil and gas properties, (5) unrealized (gain) loss on derivatives, (6) unrealized (gain) loss on investments, (7) (gain) loss on sale of assets, (8) interest expense and fees, (9) income tax benefit and (10) non-cash stock compensation expense and 401-K matching. Adjusted EBITDAX is not a measure of net income or cash flows as determined by GAAP.

Magnum Hunter defines recurring income (loss) per common share as reported net loss attributable to common shareholders, plus non-recurring and non-cash items which include (1) exploration and abandonment expense, (2) impairment of oil and gas properties, (3) non-cash stock compensation expense, (4) non-recurring transaction and other expense, (5) unrealized (gain) loss on derivatives, (6)unrealized (gain) loss on investments, (7) interest expense - fees, (8) (gain) loss on sale of assets, (9) income tax expense (benefit), (10) (gain) loss from sale of discontinued operations and (11) income (loss) from discontinued operations.

Magnum Hunter defines recurring cash G&A as total general and administrative expenses before (1) non-cash stock compensation and (2) transaction and other non-recurring expense.

Management believes these non-GAAP financial measures facilitate evaluation of the Company's business on a “normalized” or recurring basis and without giving effect to certain non-cash expenses and other items, thereby providing management, investors and analysts with comparative information for evaluating the Company in relation to other oil and gas companies providing corresponding non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP, and that the reconciliations to the closest corresponding GAAP measure should be reviewed carefully.

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio, North Dakota, Kentucky, Texas and Saskatchewan, Canada. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale and Williston Basin/Bakken Shale.

For more information, please view our website at www.magnumhunterresources.com.

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including any estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities and our midstream activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any pending transactions described herein, forward-looking statements include, but are not limited to, statements regarding the expected timing of the completion of proposed transactions; the ability to complete proposed transactions considering various closing conditions; the benefits of any such transactions and their impact on the Company's business; and any statements of assumptions underlying any of the foregoing. In addition, if and when any proposed transaction is consummated, there will be risks and uncertainties related to the Company's ability to successfully integrate the operations and employees of the Company and the acquired business. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following: adverse economic conditions in the United States, Canada and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil, natural gas and natural gas liquids; the effects of government regulation, permitting and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and therefore our oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques; the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

These factors are in addition to the risks described in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company's 2012 annual report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the SEC. Most of these factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this document. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We urge readers to review and consider disclosures we make in our reports that discuss factors germane to our business. See in particular our reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the SEC. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

MAGNUM HUNTER RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,176	$57,623
Restricted cash	1,500	1,500
Accounts receivable, net of allowance for doubtful accounts of $444 and $448 as of March 31, 2013 and December 31, 2012, respectively	125,597	124,861
Derivative assets	565	5,146
Inventory	12,961	9,162
Investments	2,737	3,278
Prepaid expenses and other assets	2,634	2,249
Assets held for sale	222,500	500
Total current assets	459,670	204,319

PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, successful efforts method of accounting	1,715,678	1,908,118
Accumulated depletion, depreciation, and accretion	(158,294)	(185,615)
Total oil and natural gas properties, net	1,557,384	1,722,503
Gas transportation, gathering and processing equipment, net	231,270	201,910
Total property and equipment, net	1,788,654	1,924,413

OTHER ASSETS:
Deferred financing costs, net of amortization of $8,886 and $8,024 as of March 31, 2013 and December 31, 2012, respectively	23,301	23,862
Derivatives and other assets	3,225	6,455
Intangible assets, net	8,477	8,981
Goodwill	30,602	30,602
Total assets	$2,313,929	$2,198,632

MAGNUM HUNTER RESOURCES CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2013	December 31, 2012
LIABILITIES AND SHAREHOLDERS' EQUITY	(unaudited)
CURRENT LIABILITIES:
Current portion of notes payable	$4,346	$3,991
Accounts payable	233,241	196,515
Accrued liabilities	24,297	11,212
Revenue payable	25,969	20,394
Derivatives and other liabilities	19,316	11,544
Liabilities associated with assets held for sale	143	—
Total current liabilities	307,312	243,656

Long-term debt	986,782	886,769
Asset retirement obligation	29,841	28,322
Deferred tax liability	69,034	74,258
Derivative liabilities	46,691	47,524
Other long term liabilities	5,537	5,573
Total liabilities	1,445,197	1,286,102

COMMITMENTS AND CONTINGENCIES (Note 15)

REDEEMABLE PREFERRED STOCK:
Series C Cumulative Perpetual Preferred Stock, cumulative dividend rate 10.25% per annum, 4,000,000 authorized, 4,000,000 issued and outstanding as of March 31, 2013 and December 31, 2012, respectively, with liquidation preference of $25.00 per share	100,000	100,000
Series A Convertible Preferred Units of Eureka Hunter Holdings, LLC, cumulative distribution rate of 8.0% per annum, 7,785,543 and 7,672,892 issued and outstanding as of March 31, 2013 and December 31, 2012, respectively, with liquidation preference of $175,874 and $167,403 as of March 31, 2013 and December 31, 2012, respectively	103,889	100,878
	203,889	200,878
SHAREHOLDERS' EQUITY:
Preferred Stock, 10,000,000 shares authorized
Series D Cumulative Perpetual Preferred Stock, cumulative dividend rate 8.0% per annum, 5,750,000 authorized, 4,424,889 and 4,208,821 issued and outstanding as of March 31, 2013 and December 31, 2012, respectively, with liquidation preference of $50.00 per share	221,244	210,441
Series E Cumulative Convertible Preferred Stock, cumulative dividend rate 8.0% per annum, 12,000 authorized, 3,803 and 3,775 issued and 3,722 and 3,705 outstanding as of March 31, 2013 and December 31, 2012, respectively, with liquidation preference of $25,000 per share	95,069	94,371
Common stock, $0.01 par value per share, 350,000,000 and 250,000,000 shares authorized, and 170,600,856 and 170,032,999 issued, and 169,685,904 and 169,118,047 outstanding as of March 31, 2013 and December 31, 2012, respectively	1,706	1,700
Exchangeable common stock, par value $0.01 per share, 4,000 and 505,835 issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	—	5
Additional paid in capital	719,936	715,033
Accumulated deficit	(365,169)	(307,484)
Accumulated other comprehensive loss	(13,635)	(8,889)
Treasury Stock, at cost:
Series E Cumulative Preferred Stock, 81 and 70 shares as of March 31, 2013 and December 31, 2012, respectively	(2,030)	(1,750)
Common stock, 914,952 shares as of March 31, 2013 and December 31, 2012	(1,914)	(1,914)
Total Magnum Hunter Resources Corporation shareholders' equity	655,207	701,513
Non-controlling interest	9,636	10,139
Total shareholders' equity	664,843	711,652
Total liabilities and shareholders' equity	$2,313,929	$2,198,632

MAGNUM HUNTER RESOURCES CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
REVENUE:
Oil and gas sales	$78,432	$51,172
Gas transportation, gathering and processing	15,896	1,161
Oilfield services	3,693	3,657
Gain (loss) on sale of assets and other revenue	23	(271)
Total revenue	98,044	55,719
EXPENSES:
Lease operating expenses	13,901	11,504
Severance taxes and marketing	4,641	3,723
Exploration and abandonments	29,783	9,016
Gas transportation, gathering and processing	13,431	120
Oilfield services	3,335	2,000
Depletion, depreciation, amortization and accretion	35,092	26,728
General and administrative	22,306	14,843
Total expenses	122,489	67,934

OPERATING LOSS	(24,445)	(12,215)

OTHER INCOME (EXPENSE):
Interest income	111	7
Interest expense	(18,751)	(5,384)
Loss on derivative contracts, net	(7,491)	(1,415)
Other income	1,022	1,034
Total other expense	(25,109)	(5,758)
Loss from continuing operations before income tax	(49,554)	(17,973)
Income tax benefit	4,854	810
Loss from continuing operations, net of tax	(44,700)	(17,163)
Income from discontinued operations, net of tax	—	354
Gain on sale of discontinued operations	—	4,325
Net loss	(44,700)	(12,484)
Net loss attributable to non-controlling interest	503	26
Net loss attributable to Magnum Hunter Resources Corporation	(44,197)	(12,458)
Dividend on preferred stock	(13,488)	(4,594)
Net loss attributable to common shareholders	$(57,685)	$(17,052)
Weighted average number of common shares outstanding, basic and diluted	169,624,616	133,122,192
Loss from continuing operations per share, basic and diluted	$(0.34)	$(0.16)
Income from discontinued operations per share, basic and diluted	—	0.03
Net loss per common share, basic and diluted	$(0.34)	$(0.13)

Amounts attributable to Magnum Hunter Resources Corporation:
Loss from continuing operations, net of tax	$(44,197)	$(17,137)
Income from discontinued operations, net of tax	—	4,679
Net loss	$(44,197)	$(12,458)

MAGNUM HUNTER RESOURCES CORPORATION
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net loss	$(44,700)	$(12,484)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization and accretion	35,092	26,778
Exploration and abandonments	29,353	8,671
Share based compensation	6,250	4,617
Cash paid for plugging wells	—	(99)
Gain on sale of assets	(19)	(4,051)
Unrealized (gain) loss on derivative contracts	8,447	2,902
Unrealized loss on investments	606	—
Amortization and write-off of deferred financing costs and discount on Senior Notes included in interest expense	857	563
Deferred tax benefit	(4,854)	(810)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,865)	(3,647)
Inventory	(506)	(1,193)
Prepaid expenses and other current assets	(269)	(519)
Accounts payable	30,115	(23,688)
Revenue payable	5,580	7,166
Accrued liabilities	14,534	19,353
Net cash provided by operating activities	77,621	23,559
Cash flows from investing activities
Capital expenditures and advances	(144,534)	(180,760)
Change in deposits and other long-term assets	57	(5)
Proceeds from sales of assets	40	783
Net cash used in investing activities	(144,437)	(179,982)
Cash flows from financing activities
Net proceeds from sale of preferred shares	10,264	39,742
Fees on preferred shares issued in acquisition	(109)	—
Proceeds from sale of Series A preferred units in Eureka Hunter Holdings	—	58,132
Proceeds from exercise of warrants and options	—	1,168
Preferred stock dividend paid	(9,657)	(4,447)
Principal repayments of debt	(993)	(52,925)
Proceeds from borrowings on debt	101,366	131,977
Payment of deferred financing costs	(445)	(595)
Change in other long-term liabilities	(36)	52
Net cash provided by financing activities	100,390	173,104
Effect of exchange rate changes on cash	(21)	(33)
Net increase in cash and cash equivalents	33,553	16,648
Cash and cash equivalents, beginning of period	57,623	14,851
Cash and cash equivalents, end of period	$91,176	$31,499

Supplemental disclosure of cash flow information
Cash paid for interest	$3,928	$5,619
Non-cash transactions
Common stock issued for acquisitions	$—	$1,902
Non-cash consideration received from sale of assets	$—	$7,706
Change in accrued capital expenditures	$9,377	$25,505
Non-cash additions to asset retirement obligation	$1,964	$2,055
Eureka Hunter Holdings Series A preferred dividends paid in kind	$2,253	$—

Reconciliations

Recurring Loss per Common Share Reconciliation	Three Months Ended
	March 31,
($ in thousands)	2013	2012

Net income (loss) attributable to common shareholders	$(57,685)	$(17,052)

Non-recurring and non-cash items:
Exploration and abandonment expense	$29,783	$345
Impairment of oil and gas properties	—	$8,671
Non-cash: stock compensation expense	$6,250	$4,617
Non-cash: 401K match in shares	$149	$71
Non-recurring transaction and other expense	$5,882	$3,003
Unrealized (gain)/loss on investments	$606	—
Interest expense - fees	$857	$563
Unrealized (gain)/loss on derivatives	$8,447	$2,902
(Gain)/Loss on sale of assets	$(19)	$274
Income tax benefit	$(4,854)	$(810)
(Gain) from sale of discontinued operations	—	$(4,325)
Income from discontinued operations	—	$(354)

Total non-recurring and non-cash items	$47,101	$14,957

Net income (loss) attributable to common shareholders - recurring	$(10,584)	$(2,095)

Recurring income (loss) per common share - basic and diluted	$(0.06)	$(0.02)

Adjusted EBITDAX Reconciliation
	Three Months Ended
	March 31,
($ in thousands)	2013	2012

Net income (loss) from continuing operations	$(44,700)	$(17,163)
Net interest expense	$18,751	$5,384
Loss (Gain) on sale of assets	$(19)	$274
Depletion, depreciation, amortization and accretion	$35,092	$26,728
Impairment of oil and gas properties	—	$8,671
Exploration and abandonment expense	$29,783	$345
Non-cash stock compensation expense	$6,250	$4,617
Non-cash 401k matching expense	$149	$71
Non-recurring transaction and other expense	$5,882	$3,003
Unrealized loss (gain) on investments	$606	—
Income tax benefit	$(4,854)	$(810)
Unrealized loss (gain) on derivatives	$8,447	$2,902
Total Adjusted EBITDAX	$55,387	$34,022

Recurring Cash G&A Reconciliation
	Three Months Ended
	March 31,
($ in thousands)	2013	2012

Total G&A	$22,306	$14,843

Adjustments:
Non-cash stock compensation	$6,250	$4,617
Acquisition and other non-recurring expense	$6,111	$2,222
Recurring Cash G&A	$9,945	$8,004

Recurring Cash G&A Per BOE	$8.03	$6.97

Contact:
Chris Benton
AVP, Finance and Capital Markets
ir@magnumhunterresources.com
(832) 203-4539